Exhibit 99.1
30775 Bainbridge Road, Suite 280
Solon, OH 44139 U.S.A.
Tel: (440) 248-4200
Fax: (440) 249-4240

Press Release	FOR IMMEDIATE RELEASE
BPI Energy Provides Operational Update for the Fiscal 2006 Second Quarter
Sales of Coalbed Methane Increase 38 Percent
Cleveland, OH—February 14, 2006—BPI Energy (“BPI”) (Amex: BPG), an independent energy company engaged in the exploration, development and commercial sale of coalbed methane (CBM) in the Illinois Basin, today provided an update on its operations during the fiscal 2006 second quarter, ended January 31, 2006.
Recent Financial and Operating Data

	Three Months Ended	Three Months Ended
	October 31, 2005	January 31, 2006
Gas Sales (Mcf)	24,143	33,422

Average Selling Price ($/Mcf)	$10.60	$11.97

	At October 31, 2005:	At January 31, 2006:
Wells Drilled	85	95

Wells in Production	64	73

Cash Balance (in millions)	$30.9	$26.6

Acreage in Production	< 1%	< 2%

Total Acreage	418,435	418,435
Project Update
Commenting on the company’s activities during the quarter, BPI President and CEO James G. Azlein stated, “Production of coalbed methane during the quarter increased substantially. Gas sales grew 38 percent versus the preceding three-month period. We are encouraged by the gas production increases as all of our wells continue the dewatering process. The oldest wells have been dewatering for approximately 12 months, and we are now seeing gas production volume starting to ramp up. These results reinforce our belief that the Illinois Basin is not only commercially viable, but also that the Basin will become a meaningful contributor to the overall supply of natural gas to the Midwest.”

As previously announced, the dispute with the new owner of the coal rights at Delta slowed drilling progress during the quarter. Ten wells were completed and nine wells started production, versus 28 new wells completed and 27 commencing production in the three-month period ended October 31, 2005. Azlein added, “One of the new coal owners at our Delta Project is attempting to prevent us from executing our development plan at Delta, a plan that previously had been provided to our original lessor without objection. We believe that actions taken by this new coal owner, which have prevented us from drilling as we had planned, are inconsistent with the lease agreement.
“Vertical drilling continues on portions of the Delta Project; however, we have been frustrated by the inability to maintain our development schedule. Unless we reach a mutually satisfactory resolution with the various parties within the next 30 days, we will take the necessary steps to enforce BPI’s rights under the original lease.”
Azlein stressed that BPI intends to meet its minimum royalty obligation pursuant to the lease provisions.
The company is currently testing core samples from a recently completed fourth test well at its Montgomery Project. Data from this well will be used in conjunction with desorption and isotherm data collected last year from other test wells to locate initial development wells.
“The coal seams at our Montgomery Project are some of the thickest found in the Illinois Basin, with some seams as thick as 10 feet,” commented Azlein. “We are currently testing nine seams that could be commercially viable. Drilling of development wells at Montgomery is expected to commence this spring.
“We are now pursuing two independent development fronts simultaneously. Regardless of how the Delta dispute is resolved, we are fully committed to expediting the development at Montgomery,” he concluded.
Recent Developments
▪	On December 2, 2005, the Securities and Exchange Commission declared BPI’s Form S-1 Registration Statement effective, covering all 16,595,200 shares related to a private placement completed in January 2005.

▪	On December 19, 2005, the Securities and Exchange Commission declared the company’s Form S-1 Registration Statement effective, covering all 18,000,000 shares related to a private placement completed in September 2005.

▪	On December 13, 2005, BPI’s common shares began trading on the American Stock Exchange (AMEX) under the symbol BPG. As a result of the shares being listed on the AMEX, the company voluntarily de-listed from trading its shares on the TSX Venture Exchange.

▪	Subsequent to quarter end, on January 4, 2006, the company sold its 49 percent interest in Hite Coalbed Methane for $551,000 in cash and cancellation of the company’s convertible note payable in the amount of $392,000, plus accrued interest of $31,182. The note was convertible into 390,537 of BPI’s common shares. The total consideration received by BPI was $974,182.

▪	On February 9, 2006, shareholders voted to officially ratify the company’s name change to BPI Energy Holdings, Inc.
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About BPI Energy
BPI Energy (BPI) is an independent energy company engaged in the exploration, production and commercial sale of coalbed methane (CBM) in the Illinois Basin, which covers approximately 60,000 square miles in Illinois, southwestern Indiana and northwestern Kentucky. The company currently controls the dominant CBM acreage position in the Illinois Basin at 418,435 acres.
Some of the statements contained in this press release may be deemed to be forward-looking in nature, outlining future expectations or anticipated operating results or financial conditions. Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results or conditions to differ materially from the information expressed or implied by these forward-looking statements. Some of the factors that could cause actual results or conditions to differ materially from the Company’s expectations include: (1) inability to obtain financing to fund its current plan of operations; (2) failure of wells drilled by BPI to be commercially productive; (3) unexpected drilling conditions; (4) inability to obtain drilling equipment; (5) inability to maintain acreage rights in the Illinois Basin or to avoid disputes over the extent of its property rights; and (6) an unexpected decline in natural gas prices. Any forward-looking statements made by the Company in this press release or elsewhere are based on currently available information and speak only as of the date hereof and thereof. Readers are cautioned not to place undue reliance on these forward-looking statements. Except as required by applicable law, the Company undertakes no duty to update these forward-looking statements due to new information or as a result of future events.
News releases and other information on the company are available on the Internet at:
http://www.bpi-energy.com.
CONTACT:
BPI Investor Relations
Clear Perspective Group, LLC
Matthew J. Dennis, CFA
Sr. Managing Director
(440) 353-0552